Exhibit 99.1

Contact:	Wallace R. Cooney		For Immediate Release
	(703) 345-6470		February 24, 2021

GRAHAM HOLDINGS COMPANY REPORTS
2020 AND FOURTH QUARTER EARNINGS
ARLINGTON, VA - Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $300.4 million ($58.13 per share) for the year ended December 31, 2020, compared to $327.9 million ($61.21 per share) for the year ended December 31, 2019. For the fourth quarter of 2020, the Company reported net income attributable to common shares of $237.1 million ($47.34 per share), compared to $145.9 million ($27.25 per share) for the same period of 2019.
The COVID-19 pandemic and measures taken to prevent its spread, such as travel restrictions, shelter in place orders and mandatory closures, significantly impacted the Company’s results for 2020, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue into 2021. The Company’s management has taken a variety of measures to reduce costs and to implement changes to business operations. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
The results for 2020 and 2019 were affected by a number of items as described in the following paragraphs. Excluding these items, net income attributable to common shares was $158.1 million ($30.60 per share) for 2020, compared to $176.2 million ($32.89 per share) for 2019. Excluding these items, net income attributable to common shares was $57.0 million ($11.38 per share) for the fourth quarter of 2020, compared to $48.8 million ($9.13 per share) for the fourth quarter of 2019. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)
Items included in the Company’s net income for 2020 are listed below, and fourth quarter activity, if any, is highlighted for each item:
•$27.9 million in goodwill and other long-lived asset impairment charges (after-tax impact of $20.2 million, or $3.92 per share); $0.3 million of these charges were recorded in the fourth quarter (after-tax impact of $0.2 million, or $0.05 per share);
•$16.1 million in restructuring charges at the education division (after-tax impact of $11.9 million, or $2.31 per share); $4.0 million of these charges were recorded in the fourth quarter (after-tax impact of $3.0 million, or $0.59 per share);
•$5.7 million in accelerated depreciation at other businesses (after-tax impact of $4.1 million, or $0.80 per share);
•a $2.9 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the Federal Communications Commission (FCC) (after-tax impact of $2.3 million, or $0.44 per share); $0.4 million of these gains were recorded in the fourth quarter (after-tax impact of $0.3 million, or $0.06 per share);
•$8.5 million in interest expense in the fourth quarter to adjust the fair value of the mandatorily redeemable noncontrolling interest ($1.64 per share);
•$11.5 million in expenses related to non-operating Separation Incentive Programs (SIP) at the education division and other businesses (after-tax impact of $8.5 million, or $1.64 per share);
•$60.8 million in net gains on marketable equity securities (after-tax impact of $44.7 million, or $8.64 per share); $61.9 million of gains were recorded in the fourth quarter (after-tax impact of $45.5 million, or $9.08 per share);
•a fourth quarter gain of $209.8 million on the sale of Megaphone (after-tax impact of $154.2 million, or $29.84 per share);
•Non-operating losses, net, of $1.5 million from impairments, sales and write-ups of cost and equity method investments (after-tax impact of $1.1 million, or $0.21 per share); $4.8 million of losses were recorded in the fourth quarter (after-tax impact of $3.5 million, or 0.70 per share);
•$2.2 million in non-operating foreign currency losses (after-tax impact of $1.6 million, or $0.31 per share); $3.0 million of losses were recorded in the fourth quarter (after-tax impact of $2.3 million, or $0.45 per share); and
• $2.9 million in income tax expense related to stock compensation ($0.56 per share); $2.4 million of this expense was recorded in the fourth quarter ($0.48 per share).
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Items included in the Company’s net income for 2019 are listed below, and fourth quarter activity, if any, is highlighted for each item:
•a $17.1 million provision recorded at Kaplan International related to a Value Added Tax (VAT) receivable at UK Pathways (after-tax impact of $13.9 million, or $2.59 per share);
•an $11.8 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC (after-tax impact of $9.1 million, or $1.70 per share); $1.1 million of these gains were recorded in the fourth quarter (after-tax impact of $0.8 million, or $0.15 per share);
•a $7.8 million fourth quarter intangible asset impairment charge at the television broadcasting division (after-tax impact of $6.0 million, or $1.12 per share);
•a $91.7 million fourth quarter settlement gain related to a retiree annuity pension purchase (after-tax impact of $66.9 million, or $12.50 per share);
•$6.6 million in expenses related to a non-operating SIP at the education division (after-tax impact of $5.1 million, or $0.95 per share);
•$98.7 million in net gains on marketable equity securities (after-tax impact of $74.0 million, or $13.82 per share); $49.4 million of these gains were recorded in the fourth quarter (after-tax impact of $37.1 million, or $6.92 per share);
•non-operating gain of $5.1 million from write-ups of cost method investments (after-tax impact of $3.9 million, or $0.73 per share);
•$29.0 million gain from the sale of Gimlet Media (after-tax impact of $21.7 million, or $4.06 per share);
•$1.1 million in non-operating foreign currency losses (after-tax impact of $0.8 million, or $0.15 per share); $2.4 million in losses were recorded in the fourth quarter (after-tax impact of $1.8 million, or $0.33 per share); and
•$1.7 million in income tax expense related to stock compensation ($0.32 per share).
Revenue for 2020 was $2,889.1 million, down 1% from $2,932.1 million in 2019, largely due to the impact of COVID-19. Revenues declined at education and manufacturing, partially offset by increases at television broadcasting, healthcare and other businesses. The Company reported operating income for 2020 of $100.4 million, compared to $144.5 million in 2019. Operating results declined at education, manufacturing and other businesses, partially offset by improvements at television broadcasting and healthcare.
For the fourth quarter of 2020, revenue was $787.0 million, up 3% from $763.5 million in 2019 largely due to the significant political advertising revenue at television broadcasting and increases at manufacturing and healthcare, partially offset by declines at the education division and other businesses. The Company reported operating income of $46.2 million in the fourth quarter of 2020, compared to $30.3 million in 2019. Operating results improved at television broadcasting and healthcare, partially offset by declines at education, manufacturing and other businesses.
Division Results
Education
Education division revenue in 2020 totaled $1,305.7 million, down 10% from $1,451.8 million in 2019. For the fourth quarter of 2020, education division revenue totaled $313.7 million, down 11% from $354.2 million for the same period of 2019.
Kaplan reported operating income of $11.6 million for 2020, a 76% decrease from $48.1 million in 2019; Kaplan reported an operating loss for the fourth quarter of 2020 of $8.7 million, compared to operating income of $3.3 million in the fourth quarter of 2019.
The COVID-19 pandemic adversely impacted Kaplan’s operating results for 2020. The impact began in February and continued through the remainder of 2020.
Kaplan serves a large number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a significant negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19, resulting in a significant number of students deciding to defer their studies, negatively impacting Kaplan’s exam preparation education businesses. Overall, this is expected to continue to adversely impact Kaplan’s revenues and operating results in 2021, particularly at Kaplan International Languages.
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To help mitigate the adverse impact of COVID-19, Kaplan implemented a number of cost reduction and restructuring activities across its businesses.
Related to these restructuring activities, for 2020, Kaplan recorded $13.5 million in lease restructuring costs (including $3.6 million of accelerated depreciation expense) and $6.2 million in severance restructuring costs. Kaplan also recorded $12.3 million in lease impairment charges in connection with these plans in 2020 (including $2.2 million in property, plant and equipment write-downs). Further, Kaplan recorded $12.8 million in non-operating pension expense in 2020 related to workforce reductions completed in the second and third quarters. For the fourth quarter, Kaplan recorded $1.0 million in lease restructuring costs (including $0.2 million in accelerated depreciation expense), $3.1 million in severance restructuring costs, and $0.3 million in lease impairment charges.
Kaplan management is continuing to monitor the ongoing COVID-19 disruptions and changes in its operating environment and may develop and implement further restructuring activities in 2021.
Kaplan also accelerated the development and promotion of various online programs and solutions, rapidly transitioned most of its classroom-based programs online and addressed the individual needs of its students and partners, substantially reducing the disruption from COVID-19 while simultaneously adding important new product offerings and operating capabilities. Further, in the fourth quarter of 2020, Kaplan combined its three primary divisions based in the United States (Kaplan Test Prep, Kaplan Professional, and Kaplan Higher Education) into one business known as Kaplan North America (KNA). This combination is designed to enhance Kaplan’s competitiveness by better leveraging its diversified academic and professional portfolio, as well as its relationships with students, universities and businesses. For financial reporting purposes, KNA will be reported in two segments: Higher Education and Supplemental Education (combining Kaplan Test Prep and Kaplan Professional (U.S.) into one reporting segment).
A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(in thousands)	2020	2019	% Change	2020	2019	% Change
Revenue
Kaplan international	$165,796	$197,740	(16)	$653,892	$750,245	(13)
Higher education	72,264	67,892	6	316,095	305,672	3
Supplemental education	73,446	87,100	(16)	327,087	388,814	(16)
Kaplan corporate and other	3,205	2,359	36	12,643	9,480	33
Intersegment elimination	(1,018)	(877)	—	(4,004)	(2,461)	—
	$313,693	$354,214	(11)	$1,305,713	$1,451,750	(10)
Operating Income (Loss)
Kaplan international	$(6,008)	$6,533	—	$15,248	$42,129	(64)
Higher education	2,481	4,147	(40)	24,364	13,960	75
Supplemental education	6,856	4,750	44	19,705	34,487	(43)
Kaplan corporate and other	(7,295)	(8,067)	10	(18,266)	(26,891)	32
Amortization of intangible assets	(4,367)	(4,027)	(8)	(17,174)	(14,915)	(15)
Impairment of long-lived assets	(342)	—	—	(12,278)	(693)	—
Intersegment elimination	—	(3)	—	5	(5)	—
	$(8,675)	$3,333	—	$11,604	$48,072	(76)

Kaplan International includes postsecondary education, professional training and language training businesses largely outside the United States. Kaplan International revenue decreased 13% in 2020 (12% on a constant currency basis) due to COVID-19 disruptions at Languages, and to a lesser extent at U.S. and Australia Pathways and UK Professional. These revenue disruptions were offset in part by growth at UK Pathways and Australia. Revenue decreased 16% in the fourth quarter of 2020 (19% on a constant currency basis) for the same COVID-19 factors that impacted the full year. The decline in Kaplan International operating income is mostly attributable to $55 million in losses incurred at Languages due to significant COVID-19 disruptions, and to a much lesser extent, to COVID-19 disruptions at U.S. and Australia Pathways and UK Professional, partially offset by the $17.1 million VAT provision recorded at UK Pathways in the third quarter of 2019, and improved results at UK Pathways and Australia. Kaplan International’s 2020 results include $4.5 million of lease restructuring costs (including $1.6 million in accelerated depreciation expense) and $4.4 million of severance restructuring costs. Kaplan International reported an operating loss of $6.0 million for the fourth quarter of 2020, compared to operating income of $6.5 million in the fourth quarter of 2019; the decline was due to significant losses at Languages. Kaplan International’s results for the fourth quarter of 2020 include $2.2 million of severance restructuring costs and $0.6 million in lease restructuring costs.
Due to the continuation of travel restrictions imposed as a result of COVID-19, Kaplan expects the disruption of its Languages business operating environment to continue into 2021.
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In 2017, HMRC raised assessments against Kaplan UK Pathways for VAT relating to 2014 to 2017, which were paid by Kaplan. Kaplan challenged these assessments as it believed it had met all requirements under U.K. VAT law and was entitled to recover the amounts from assessments and subsequent payments. Due to developments in the case, in the third quarter of 2019, the Company recorded a full provision against a receivable to expense, of which $17.1 million related to years 2014 to 2018. The Company recorded additional annual VAT expense at the UK Pathways business of approximately $6.0 million related to this matter for 2019 and approximately $8.4 million for 2020. In November 2020, the court ruled against Kaplan in this case.
Higher Education primarily includes the results of Kaplan as a service provider to higher education institutions. In 2020, Higher Education revenue grew 3% due to an increase in the Purdue Global fee recorded and revenue from new university agreements. During 2020, Kaplan recorded $31.6 million in fees from Purdue Global in its Higher Education operating results based on an assessment of its collectability under the TOSA; $9.0 million in fees are included in the fourth quarter of 2020. During 2019, Kaplan recorded $12.3 million in fees from Purdue Global, with $4.2 million in fees included in the fourth quarter of 2019. Purdue Global experienced increased enrollments and higher retention rates for 2020, which resulted in improved Higher Education results. Kaplan Higher Education recorded $3.6 million in lease restructuring costs in 2020, of which $0.2 million was accelerated depreciation expense. In 2020, Higher Education also incurred compensation and other costs that are not reimbursable under the TOSA.
Supplemental Education includes Kaplan’s standardized test preparation programs and domestic professional and other continuing education businesses. Supplemental Education revenue declined 16% in 2020 and in the fourth quarter of 2020 due mostly to the postponement of various standardized test and certification exam dates due to COVID-19, and a decline in retail comprehensive test preparation demand, offset in part by growth in real estate, architecture and engineering programs. Operating results declined 43% in 2020 due to revenue declines, $5.4 million of lease restructuring costs ($1.8 million of which was accelerated depreciation) and $1.8 million in severance restructuring costs. Operating results improved 44% for the fourth quarter of 2020, primarily due to savings from restructuring activities implemented in 2020, partially offset by $0.9 million in severance restructuring costs and $0.3 million in lease restructuring costs recorded in the fourth quarter of 2020.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses declined in 2020 due to lower compensation costs.
Television Broadcasting
Revenue at the television broadcasting division increased 13% to $525.2 million in 2020, from $463.5 million in 2019. The revenue increase is due to an $88.5 million increase in political advertising revenue and a $12.4 million increase in retransmission revenues, partially offset by reduced local and national advertising demand related to the COVID-19 pandemic. In 2020 and 2019, the television broadcasting division recorded $2.9 million and $11.8 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. In the fourth quarter of 2019, the television broadcasting division recorded a $7.8 million intangible asset impairment charge on FCC licenses at the WSLS (Roanoke-NBC) and WCWJ (Jacksonville-CW) stations acquired in 2017, due to a decline in local market conditions. Operating income for 2020 was up 27% to $194.5 million, from $152.7 million in 2019, due to higher revenues and the 2019 intangible asset impairment charge, partially offset by higher network fees and lower property, plant and equipment gains. While per subscriber rates from cable and satellite providers have grown, overall cable and satellite subscribers are down due to cord cutting, resulting in low growth in retransmission revenue net of network fees in 2020, which is expected to continue in the future.
For the fourth quarter of 2020, revenue increased 42% to $175.2 million, from $123.5 million in 2019. The revenue increase is due to a $50.3 million increase in political advertising revenue and a $5.2 million increase in retransmission revenues. In the fourth quarter of 2020 and 2019, the television broadcasting division recorded $0.4 million and $1.1 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the fourth quarter of 2020 improved to $82.4 million, from $35.8 million in the same period of 2019, due to higher revenues and the 2019 intangible asset impairment charge, partially offset by higher network fees.
In 2020, significant political advertising revenues have largely driven strong operating results, while the postponement of the 2020 summer Olympics, the reduction and uncertainty surrounding broadcast sporting events, and overall reduced advertising demand related to the COVID-19 pandemic have adversely impacted advertising revenue and the operating results at the television broadcasting division. However, local and national advertising revenues have improved steadily through 2020 since the onset of the pandemic.
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Manufacturing
Manufacturing includes four businesses: Hoover Treated Wood Products, Inc., a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton Corp., a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues declined 7% in 2020 due primarily to a significant reduction in product demand at Dekko, particularly in the commercial office electrical products, hospitality, transportation and industrial sectors. Operating income decreased 40% in 2020 due to a significant decline in Dekko results from lower revenues, partially offset by improved results at Hoover from significant gains on inventory sales and reduced operating costs. Manufacturing revenue increased 5% in the fourth quarter of 2020, due primarily to improved revenues at Forney and increased revenue at Hoover due to higher wood prices but lower product demand, partially offset by continued reduced demand at Dekko. Operating income was down in the fourth quarter of 2020 due to declines at Dekko and Hoover, offset by improved results at Forney. While wood prices declined starting in October 2020, wood prices increased later in the fourth quarter of 2020, resulting in overall modest losses at Hoover on inventory sales in the fourth quarter of 2020, partially offsetting significant gains on inventory sales at Hoover in the first nine months of 2020.
Starting in the second half of March 2020, certain of Dekko, Joyce/Dayton and Hoover’s manufacturing plants began operating at reduced levels due to lower product demand and other jurisdictional factors related to the COVID-19 pandemic. The manufacturing businesses are tightly managing expenses and continuing with cost reduction plans to mitigate the impact of lower product demand. Overall, this is expected to continue to adversely impact manufacturing revenues and operating results into 2021, particularly at Dekko.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. In December 2019, GHG acquired a 75% interest in CSI Pharmacy Holding Company, LLC (CSI), a Wake Village, TX-based company, which coordinates the prescriptions and nursing care for patients receiving in-home infusion treatments. Healthcare revenues increased 23% in 2020, due to the CSI acquisition, offset by revenue declines from home health services due to lower patient volumes.
In the second quarter of 2020, GHG received $7.4 million from the Federal CARES Act Provider Relief Fund. GHG did not apply for these funds; they were disbursed to GHG as a Medicare provider under the CARES Act. Under the Department of Health and Human Services guidelines, these funds may be used to offset revenue reductions and expenses incurred in connection with the COVID-19 pandemic. Of this amount, GHG recorded $5.7 million in revenue in the second and third quarters of 2020, to partially offset the impact of revenue reductions due to the COVID-19 pandemic from the curtailment of elective procedures by health systems and other factors. The remaining amount of $1.7 million was recorded as a credit to operating costs in the second quarter of 2020 to partially offset the impact of costs incurred to procure personal protective equipment for GHG employees and other COVID-19 related costs. The improvement in GHG operating results in 2020 is due to improved results from home health and hospice services and operating income from the CSI acquisition.
Other Businesses
Automotive
On January 31, 2019, the Company acquired two automotive dealerships, Lexus of Rockville and Honda of Tysons Corner, from Sonic Automotive. As part of the transaction, the Company entered into an agreement with Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships, to operate and manage the dealerships. In the fourth quarter of 2019, the Company and Mr. Ourisman commenced operations at a new Jeep automotive dealership, which began generating sales in January 2020 as Ourisman Jeep of Bethesda. Mr. Ourisman and his team of industry professionals operate and manage the dealerships; Graham Holdings Company holds a 90% stake in all three dealerships. As a result of the COVID-19 pandemic and the related recessionary conditions, the Company’s automotive dealerships experienced reduced demand for sales and service beginning in March 2020. Given the uncertain and challenging operating environment for automotive dealerships, the Company completed a goodwill and other long-lived assets impairment review of its automotive dealerships in the first quarter of 2020, resulting in a $6.7 million intangible assets impairment charge.
Revenues for 2020 increased due to the new Jeep dealership and one less month of ownership in 2019, partially offset by reduced demand for sales and service in the first half of 2020 as a result of the pandemic. Operating results for 2020 declined from the prior year due to losses in the first half of 2020 related to the pandemic, in addition to the $6.7 million impairment charge recorded in the first quarter of 2020. Revenues increased in the fourth quarter of 2020 due to the new Jeep dealership and overall sales growth at the other dealerships; operating earnings also increased in the fourth quarter of 2020.
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Clyde’s Restaurant Group
On July 31, 2019, the Company acquired Clyde’s Restaurant Group (CRG). CRG owns and operates eleven restaurants and entertainment venues in the Washington, D.C. metropolitan area, including Old Ebbitt Grill and The Hamilton. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in March 2020, pursuant to government orders, maintaining limited operations for delivery and pickup. At the time, CRG had temporarily laid off many of its employees due to the uncertainty as to the timing, safety and other details regarding reopening. Given the uncertain and challenging operating environment for the restaurant industry, the Company completed a goodwill and other long-lived assets impairment review of CRG in the first quarter of 2020, resulting in a $9.7 million goodwill and intangible assets impairment charge.
In the second quarter of 2020, CRG began limited outdoor and indoor dining services at most of its restaurants and made the decision to close its restaurant and entertainment venue in Columbia, Maryland effective July 19, 2020, resulting in accelerated depreciation of property, plant and equipment totaling $5.6 million recorded in the second and third quarters of 2020. The operations were negatively impacted for most of the year by pandemic related restrictions as well as disturbances from sporadic civil and political unrest in the city and region. In December 2020, CRG temporarily closed its restaurants in Maryland and the District of Columbia for the second time, pursuant to government orders, maintaining limited operations for delivery and pickup; these restaurants reopened again for limited indoor dining service in January and February of 2021. While many of CRG’s laid-off employees have been rehired, CRG is uncertain as to the timing and other details regarding a full reopening. While CRG revenues have experienced a significant adverse impact as a result of the pandemic, such revenues improved steadily in each of the three quarters since the onset of the pandemic, despite the December 2020 restaurant closings. Overall, CRG incurred significant operating losses in 2020 and the fourth quarter of 2020 due to limited revenues and costs incurred to maintain its facilities, support its employees and to reopen the restaurants for limited outdoor and indoor services, in addition to the impairment and accelerated depreciation charges recorded in 2020. CRG continues to develop and implement initiatives to increase sales and reduce costs to mitigate the impact of COVID-19. The pandemic and public disturbances are expected to continue to adversely impact CRG revenues and operating results in 2021.
Code3 and Decile
In July 2020, SocialCode announced it would be splitting into two separate companies. SocialCode’s agency business continues as a leading digital marketing agency, operating under the new name, Code3. Code3 is a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce. The legacy business surrounding the Audience Intelligence Platform (AIP) continues as a separate software company, operating under the new name, Decile. Decile uses first-party customer data to deliver business intelligence and customer insights to its customers. As a result of these changes, Code3 and Decile are now reported in other businesses.
On a combined basis, Code3 and Decile revenues declined in 2020 and the fourth quarter of 2020, due to reduced marketing spending by advertising clients as a result of the recessionary environment from the COVID-19 pandemic. In the second quarter of 2020, a $1.5 million lease impairment charge was recorded in connection with a restructuring plan that included other cost reduction initiatives to mitigate the adverse impact of COVID-19 on advertising demand, which is expected to continue in 2021. These initiatives included the approval of a SIP that reduced the number of employees, resulting in $1.0 million in non-operating pension expense in the second quarter of 2020. On a combined basis, Code3 and Decile reported an operating loss for 2020.
Megaphone
Megaphone provides podcast technology for publishers and advertisers through the Megaphone platform and Megaphone Targeted Marketplace (MTM). Megaphone experienced rapid revenue growth from both advertising and platform sales until it was sold by the Company in December 2020 to Spotify. The Company recorded a pre-tax gain of $209.8 million on the sale of Megaphone that is included in other non-operating income in the fourth quarter of 2020.
Framebridge
On May 15, 2020, the Company acquired Framebridge, Inc., a custom framing service company, headquartered in Washington, D.C., with two retail locations in the D.C. metropolitan area and a manufacturing facility in Lexington, KY. In the third quarter of 2020, Framebridge opened a new retail location in Brooklyn, N.Y. and two new retail locations in the Atlanta, GA area. In the fourth quarter of 2020, Framebridge opened a second manufacturing facility in Lexington, KY. Framebridge revenues have grown each month since the May 2020 acquisition, particularly in the fourth quarter of 2020. The Company previously disclosed a minority investment interest in Framebridge. As an investment stage business, Framebridge reported operating losses in 2020.

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Other
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Pinna and CyberVista. Foreign Policy, CyberVista and Pinna reported revenue increases in 2020. Losses from each of these four businesses in 2020 adversely affected operating results.
Overall, for 2020, operating revenues for other businesses increased due largely to the Framebridge and automotive dealership acquisitions and growth at Megaphone, partially offset by declines at Code3/Decile. Revenues from other businesses were down slightly in the fourth quarter of 2020, due to declines at CRG and Code3/Decile, partially offset by revenues from the Framebridge acquisition and increases at the automotive dealerships. CRG incurred significant operating losses in 2020 and the fourth quarter of 2020 due to challenging operating conditions that began in March 2020 and the goodwill and other long-lived asset impairment charges recorded in the first quarter of 2020.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions.
Equity in Earnings of Affiliates
At December 31, 2020, the Company held an approximate 12% interest in Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in a number of home health and hospice joint ventures, and several other affiliates. The Company recorded equity in earnings of affiliates of $6.7 million and $11.7 million for 2020 and 2019, respectively. The Company recorded $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments in the first quarter of 2020.
Net Interest Expense and Related Balances
On June 30, 2020, the Company repaid the £60 million borrowings due under the Kaplan Credit Agreement, financed by a £60 million drawdown on the Company’s $300 million revolving credit facility.
In connection with the auto dealership acquisition that closed on January 31, 2019, a subsidiary of the Company borrowed $30 million to finance a portion of the acquisition and entered into an interest rate swap to fix the interest rate on the debt at 4.7% per annum. The subsidiary is required to repay the loan over a 10-year period by making monthly installment payments. In connection with the CSI acquisition that closed in December 2019, a subsidiary of GHG borrowed $11.25 million to finance a portion of the acquisition. The debt bears interest at 4.35% per annum. The GHG subsidiary is required to repay the loan over a five-year period by making monthly installment payments.
The Company incurred net interest expense of $34.4 million in 2020, compared to $23.6 million in 2019; net interest expense totaled $15.1 million and $5.8 million for the fourth quarter of 2020 and 2019, respectively. The Company recorded interest expense of $8.5 million to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG in the fourth quarter of 2020.
At December 31, 2020, the Company had $512.6 million in borrowings outstanding at an average interest rate of 5.1%, and cash, marketable securities and other investments of $1,010.6 million. At December 31, 2020, the Company had £55 million ($74.7 million) outstanding on its $300 million revolving credit facility, in connection with the refinancing of the debt repaid under the Kaplan Credit Agreement. In Management’s opinion, the Company will have sufficient financial resources to meet its business requirements in the next twelve months, including working capital requirements, capital expenditures, interest payments and dividends. At December 31, 2019, the Company had $512.8 million in borrowings outstanding at an average interest rate of 5.1%, and cash, marketable securities and other investments of $814.0 million.
Non-Operating Pension and Postretirement Benefit Income, Net
The Company recorded net non-operating pension and postretirement benefit income of $59.3 million in 2020, compared to $162.8 million in 2019. The Company recorded $18.3 million for the fourth quarter of 2020, compared to $111.1 million for the fourth quarter of 2019.
In the third quarter of 2020, the Company recorded $7.8 million in expenses related to a SIP at the education division. In the second quarter of 2020, the Company recorded $6.0 million in expenses related to a SIP at the education division and other businesses.
In the fourth quarter of 2019, the Company’s pension plan purchased a group annuity contract from an insurance company for a group of retirees. As a result, the Company recorded a $91.7 million settlement gain in the fourth
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quarter of 2019. In the second quarter of 2019, the Company recorded $6.6 million in non-operating pension expense related to a SIP at the education division.
Gain on Marketable Equity Securities, Net
The Company recognized $60.8 million and $98.7 million in net gains on marketable equity securities in 2020 and 2019, respectively. The Company recognized $61.9 million and $49.4 million in net gains on marketable equity securities in the fourth quarter of 2020 and 2019, respectively.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $214.5 million in 2020, compared to $32.4 million in 2019. The 2020 amounts included $213.3 million in net gains related to sales of businesses and contingent consideration; $4.2 million in fair value increases on cost method investments; $3.7 million gain on acquiring a controlling interest in an equity affiliate; $1.4 million net gain on sales of equity affiliates and other items; partially offset by $7.3 million in impairments on cost method investments; and $2.2 million in foreign currency losses. The 2019 non-operating income, net, included a $29.0 million gain on the sale of the Company’s interest in Gimlet Media; $5.1 million in fair value increases on cost method investments; and other items; partially offset by $1.1 million in foreign currency losses.
For the fourth quarter of 2020, the Company recorded other non-operating income, net, of $203.5 million, compared to other non-operating expense, net of $3.7 million for the fourth quarter of 2019. The 2020 non-operating income, net, included $210.8 million in net gains related to sales of businesses and contingent consideration; and other items, partially offset by $4.8 million in impairments on cost method investments; and $3.0 million in foreign currency losses. The 2019 non-operating expense, net, included $2.4 million in foreign currency losses; $1.5 million in net losses related to sales of businesses and contingent consideration; and other items.
Provision for Income Taxes
The Company’s effective tax rate for 2020 was 26.3%. In 2020, the Company recorded income tax expense related to stock compensation of $2.9 million. Excluding this $2.9 million expense, the overall income tax rate for 2020 was 25.6%.
The Company’s effective tax rate for 2019 was 23.1%. In the first quarter of 2019, the Company recorded income tax benefits related to stock compensation of $1.7 million. Excluding this $1.7 million benefit, the overall income tax rate for 2019 was 23.5%.
Earnings Per Share
The calculation of diluted earnings per share for 2020 and the fourth quarter of 2020 was based on 5,139,174 and 4,982,448 weighted average shares, respectively, compared to 5,326,953 and 5,324,079 weighted average shares, respectively, for 2019 and the fourth quarter of 2019. At December 31, 2020, there were 4,982,833 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of Class B common stock; the Company has remaining authorization for 364,151 shares as of December 31, 2020.
Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2020 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$787,011	$763,478	3
Operating expenses	710,171	694,853	2
Depreciation of property, plant and equipment	16,159	16,495	(2)
Amortization of intangible assets	14,138	13,731	3
Impairment of long-lived assets	342	8,087	(96)
Operating income	46,201	30,312	52
Equity in earnings of affiliates, net	2,937	3,835	(23)
Interest income	876	1,398	(37)
Interest expense	(16,008)	(7,192)	—
Non-operating pension and postretirement benefit income, net	18,287	111,061	(84)
Gain on marketable equity securities, net	61,926	49,407	25
Other income (expense), net	203,524	(3,704)	—
Income before income taxes	317,743	185,117	72
Provision for income taxes	80,800	39,100	—
Net income	236,943	146,017	62
Net loss (income) attributable to noncontrolling interests	198	(136)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$237,141	$145,881	63
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$47.45	$27.45	73
Basic average number of common shares outstanding	4,970	5,284
Diluted net income per common share	$47.34	$27.25	74
Diluted average number of common shares outstanding	4,982	5,324
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$2,889,121	$2,932,099	(1)
Operating expenses	2,627,507	2,665,905	(1)
Depreciation of property, plant and equipment	74,257	59,253	25
Amortization of intangible assets	56,780	53,243	7
Impairment of goodwill and other long-lived assets	30,170	9,152	—
Operating income	100,407	144,546	(31)
Equity in earnings of affiliates, net	6,664	11,664	(43)
Interest income	3,871	6,151	(37)
Interest expense	(38,310)	(29,779)	29
Non-operating pension and postretirement benefit income, net	59,315	162,798	(64)
Gain on marketable equity securities, net	60,787	98,668	(38)
Other income, net	214,534	32,431	—
Income before income taxes	407,268	426,479	(5)
Provision for income taxes	107,300	98,600	9
Net income	299,968	327,879	(9)
Net loss (income) attributable to noncontrolling interests	397	(24)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$300,365	$327,855	(8)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$58.30	$61.70	(6)
Basic average number of common shares outstanding	5,124	5,285
Diluted net income per common share	$58.13	$61.21	(5)
Diluted average number of common shares outstanding	5,139	5,327
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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2020	2019	Change	2020	2019	Change
Operating Revenues
Education	$313,693	$354,214	(11)	$1,305,713	$1,451,750	(10)
Television broadcasting	175,174	123,452	42	525,212	463,464	13
Manufacturing	112,750	107,347	5	416,137	449,053	(7)
Healthcare	51,595	42,711	21	198,196	161,768	23
Other businesses	134,250	136,113	(1)	445,491	406,731	10
Corporate office	—	—	—	—	—	—
Intersegment elimination	(451)	(359)	—	(1,628)	(667)	—
	$787,011	$763,478	3	$2,889,121	$2,932,099	(1)
Operating Expenses
Education	$322,368	$350,881	(8)	$1,294,109	$1,403,678	(8)
Television broadcasting	92,824	87,631	6	330,714	310,796	6
Manufacturing	110,292	101,691	8	403,809	428,586	(6)
Healthcare	45,617	40,938	11	172,089	153,860	12
Other businesses	152,513	140,719	8	537,643	440,143	22
Corporate office	17,647	11,665	51	51,978	51,157	2
Intersegment elimination	(451)	(359)	—	(1,628)	(667)	—
	$740,810	$733,166	1	$2,788,714	$2,787,553	0
Operating Income (Loss)
Education	$(8,675)	$3,333	—	$11,604	$48,072	(76)
Television broadcasting	82,350	35,821	—	194,498	152,668	27
Manufacturing	2,458	5,656	(57)	12,328	20,467	(40)
Healthcare	5,978	1,773	—	26,107	7,908	—
Other businesses	(18,263)	(4,606)	—	(92,152)	(33,412)	—
Corporate office	(17,647)	(11,665)	(51)	(51,978)	(51,157)	(2)
	$46,201	$30,312	52	$100,407	$144,546	(31)
Depreciation
Education	$7,284	$7,059	3	$31,759	$25,655	24
Television broadcasting	3,642	2,978	22	13,830	12,817	8
Manufacturing	2,723	2,548	7	10,333	10,036	3
Healthcare	314	531	(41)	1,665	2,314	(28)
Other businesses	2,018	3,205	(37)	15,964	7,556	—
Corporate office	178	174	2	706	875	(19)
	$16,159	$16,495	(2)	$74,257	$59,253	25
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$4,709	$4,027	17	$29,452	$15,608	89
Television broadcasting	1,359	9,184	(85)	5,440	13,408	(59)
Manufacturing	6,987	6,762	3	28,099	26,342	7
Healthcare	780	1,689	(54)	4,220	6,411	(34)
Other businesses	645	156	—	19,739	626	—
Corporate office	—	—	—	—	—	—
	$14,480	$21,818	(34)	$86,950	$62,395	39
Pension Expense
Education	$2,497	$2,596	(4)	$10,024	$10,385	(3)
Television broadcasting	814	752	8	3,263	3,025	8
Manufacturing	317	20	—	1,424	80	—
Healthcare	136	123	11	543	492	10
Other businesses	422	405	4	1,698	1,640	4
Corporate office	1,426	1,200	19	5,704	4,800	19
	$5,612	$5,096	10	$22,656	$20,422	11
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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2020	2019	Change	2020	2019	Change
Operating Revenues
Kaplan international	$165,796	$197,740	(16)	$653,892	$750,245	(13)
Higher education	72,264	67,892	6	316,095	305,672	3
Supplemental education	73,446	87,100	(16)	327,087	388,814	(16)
Kaplan corporate and other	3,205	2,359	36	12,643	9,480	33
Intersegment elimination	(1,018)	(877)	—	(4,004)	(2,461)	—
	$313,693	$354,214	(11)	$1,305,713	$1,451,750	(10)
Operating Expenses
Kaplan international	$171,804	$191,207	(10)	$638,644	$708,116	(10)
Higher education	69,783	63,745	9	291,731	291,712	0
Supplemental education	66,590	82,350	(19)	307,382	354,327	(13)
Kaplan corporate and other	10,500	10,426	1	30,909	36,371	(15)
Amortization of intangible assets	4,367	4,027	8	17,174	14,915	15
Impairment of long-lived assets	342	—	—	12,278	693	—
Intersegment elimination	(1,018)	(874)	—	(4,009)	(2,456)	—
	$322,368	$350,881	(8)	$1,294,109	$1,403,678	(8)
Operating Income (Loss)
Kaplan international	$(6,008)	$6,533	—	$15,248	$42,129	(64)
Higher education	2,481	4,147	(40)	24,364	13,960	75
Supplemental education	6,856	4,750	44	19,705	34,487	(43)
Kaplan corporate and other	(7,295)	(8,067)	10	(18,266)	(26,891)	32
Amortization of intangible assets	(4,367)	(4,027)	(8)	(17,174)	(14,915)	(15)
Impairment of long-lived assets	(342)	—	—	(12,278)	(693)	—
Intersegment elimination	—	(3)	—	5	(5)	—
	$(8,675)	$3,333	—	$11,604	$48,072	(76)
Depreciation
Kaplan international	$4,780	$4,196	14	$19,562	$15,394	27
Higher education	845	817	3	3,082	2,883	7
Supplemental education	1,559	1,972	(21)	8,724	7,132	22
Kaplan corporate and other	100	74	35	391	246	59
	$7,284	$7,059	3	$31,759	$25,655	24
Pension Expense
Kaplan international	$99	$113	(12)	$433	$454	(5)
Higher education	1,037	1,134	(9)	4,150	4,535	(8)
Supplemental education	1,052	1,183	(11)	4,207	4,734	(11)
Kaplan corporate and other	309	166	86	1,234	662	86
	$2,497	$2,596	(4)	$10,024	$10,385	(3)
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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding net income excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
•the ability to identify trends in the Company’s underlying business; and
•a better understanding of how management plans and measures the Company’s underlying business.
Net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended December 31
	2020			2019
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$317,743	$80,800	$236,943	$185,117	$39,100	$146,017
Attributable to noncontrolling interests			198			(136)
Attributable to Graham Holdings Company Stockholders			237,141			145,881
Adjustments:
Restructuring charges at the education division	3,991	1,025	2,966	—	—	—
Reduction to operating expenses in connection with the broadcast spectrum repacking	(371)	(83)	(288)	(1,074)	(247)	(827)
Intangible and other long-lived asset impairment charges	342	94	248	7,800	1,794	6,006
Settlement gain related to retiree annuity pension purchase	—	—	—	(91,676)	(24,752)	(66,924)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	8,483	—	8,483	—	—	—
Net gains on marketable equity securities	(61,926)	(16,425)	(45,501)	(49,406)	(12,351)	(37,055)
Non-operating loss, net, from cost method investments	4,750	1,260	3,490	—	—	—
Gain on sale of Megaphone	(209,787)	(55,580)	(154,207)	—	—	—
Foreign currency loss	3,030	779	2,251	2,353	588	1,765
Tax expense related to stock compensation	—	(2,401)	2,401	—	—	—
Net Income, adjusted (non-GAAP)			$56,984			$48,846

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$47.34			$27.25
Adjustments:
Restructuring charges at the education division			0.59			—
Reduction to operating expenses in connection with the broadcast spectrum repacking			(0.06)			(0.15)
Intangible and other long-lived asset impairment charges			0.05			1.12
Settlement gain related to retiree annuity pension purchase			—			(12.50)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			1.69			—
Net gains on marketable equity securities			(9.08)			(6.92)
Non-operating loss, net, from cost method investments			0.70			—
Gain on sale of Megaphone			(30.78)			—
Foreign currency loss			0.45			0.33
Tax expense related to stock compensation			0.48			—
Diluted income per common share, adjusted (non-GAAP)			$11.38			$9.13

The adjusted diluted per share amounts may not compute due to rounding.
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	Twelve Months Ended December 31
	2020			2019
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$407,268	$107,300	$299,968	$426,479	$98,600	$327,879
Attributable to noncontrolling interests			397			(24)
Attributable to Graham Holdings Company Stockholders			$300,365			$327,855
Adjustments:
Provision related to a VAT receivable	—	—	—	17,132	3,255	13,877
Restructuring charges at the education division	16,075	4,131	11,944	—	—	—
Accelerated depreciation at other businesses	5,694	1,569	4,125	—	—	—
Reduction to operating expenses in connection with the broadcast spectrum repacking	(2,911)	(655)	(2,256)	(11,821)	(2,719)	(9,102)
Goodwill and other long-lived asset impairment charges	27,934	7,700	20,234	7,800	1,794	6,006
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	8,483	—	8,483	—	—	—
Settlement gain related to retiree annuity pension purchase	—	—	—	(91,676)	(24,752)	(66,924)
Charges related to non-operating SIP	11,548	3,071	8,477	6,607	1,520	5,087
Net gains on marketable equity securities	(60,787)	(16,122)	(44,665)	(98,668)	(24,667)	(74,001)
Non-operating loss (gain), net, from cost and equity method investments	1,490	395	1,095	(5,080)	(1,168)	(3,912)
Gain on sale of Gimlet Media	—	—	—	(28,994)	(7,248)	(21,746)
Gain on sale of Megaphone	(209,787)	(55,580)	(154,207)	—	—	—
Foreign currency loss	2,153	553	1,600	1,070	268	802
Tax expense (benefit) related to stock compensation	—	(2,912)	2,912	—	1,700	(1,700)
Net Income, adjusted (non-GAAP)			$158,107			$176,242

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$58.13			$61.21
Adjustments:
Provision related to a VAT receivable			—			2.59
Restructuring charges at the education division			2.31			—
Accelerated depreciation at other businesses			0.80			—
Reduction to operating expenses in connection with the broadcast spectrum repacking			(0.44)			(1.70)
Goodwill and other long-lived asset impairment charges			3.92			1.12
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			1.64			—
Settlement gain related to retiree annuity pension purchase			—			(12.50)
Charges related to non-operating SIP			1.64			0.95
Net gains on marketable equity securities			(8.64)			(13.82)
Non-operating loss (gain), net, from cost and equity method investments			0.21			(0.73)
Gain on sale of Gimlet Media			—			(4.06)
Gain on sale of Megaphone			(29.84)
Foreign currency loss			0.31			0.15
Tax expense (benefit) related to stock compensation			0.56			(0.32)
Diluted income per common share, adjusted (non-GAAP)			$30.60			$32.89

The adjusted diluted per share amounts may not compute due to rounding.
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